Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact:
Yuri Brodsky
WorldSpace, Inc.
301-960-1260
ybrodsky@worldspace.com

Media Contact:
Judith Pryor
WorldSpace, Inc.
301-960-1242
jpryor@worldspace.com

WORLDSPACE ANNOUNCES FOURTH QUARTER 2005 RESULTS

WorldSpace Finishes 2005 with More Than 115,000 Subscribers Worldwide,

Adds Over 40,000 New Customers in Fourth Quarter,

Quarterly Subscription Revenue Increases 160% from 2004

SILVER SPRING, MD, March 16, 2006 — WorldSpace, Inc. (NASDAQ: WRSP), one of the world leaders in satellite-based digital radio services, today reported its financial and operating results for the fourth quarter and full year ended December 31, 2005.

WorldSpace finished the year with 115,306 subscribers. The Company added 40,235 subscribers in the fourth quarter of 2005, an increase of approximately 160% over the 15,545 subscribers added in fourth quarter of 2004. In India, the Company had 74,574 subscribers at the end of the fourth quarter of 2005, up over 100% from 35,670 at the end of the third quarter of 2005 and up nearly 800% from 8,335 at the start of the year.

At the end of the fourth quarter of 2005, WorldSpace had rolled out its satellite radio services in nine cities in India – Mumbai, Delhi, Bangalore, Chennai, Hyderabad, Kochi, Pune, Ahmedabad and Chandigarh. Service in Kolkata, India’s second largest city, was launched in February 2006. WorldSpace’s market distribution is now available to a population of nearly 63 million, including nearly 35 million people in the top three economic segments targeted by the Company.

“WorldSpace made important progress against all of our key operational metrics during the fourth quarter of 2005, especially in delivering strong subscriber growth,” said Noah Samara, chairman and chief executive officer, WorldSpace. “We believe we have gained significant traction in our efforts to acquire new subscribers, and will continue to do so as our visibility and brand awareness grow with the roll-out of our service to additional metropolitan areas, supported by targeted marketing campaigns. We also have made great strides in building our senior management teams, internationally and at the corporate level, by adding quality people with key areas of expertise that will be critical to our forward momentum.”

WorldSpace’s 2005 highlights

•	Added over 80,000 new subscribers during the year, growing global subscriber base to over 115,000 subscribers at year end 2005;

•	Added over 66,000 new subscribers in India during the year, including 40,000 subscribers following the launch of a major marketing and promotional campaign in the fourth quarter of 2005;

•	Introduced 19 new programming channels, including the first India sports talk radio channel and many regional language channels in India, as well as the world’s first global hip hop channel, bringing the total number of channels broadcast on WorldSpace’s global system to 220 by the end of the year;

•	Completed an initial public offering (IPO) in August 2005, raising net proceeds of approximately $221 million;

•	Raised strategic capital from and formed a technology sharing partnership with XM Satellite Radio in July 2005, including an investment of $25 million by XM Satellite Radio. Also, three-year warrants valued at $37.5 million were issued to XM Satellite Radio exercisable at the IPO price provided XM has made substantial technological contributions to WorldSpace, including in the areas of products, chipsets and terrestrial repeater development and deployment;

•	Continued the expansion of our distribution and geographic presence in India, with over 650 retail points of presence in nine cities at the end of the year covering approximately 30 million people in WorldSpace’s target market segment of the India population;

•	Obtained terrestrial repeater licenses in United Arab Emirates and Bahrain, the first L-band terrestrial repeater licenses for satellite radio.

Noah Samara said, “2006 is a pivotal year for WorldSpace. We are working hard to gain key regulatory approvals for the delivery of mobile services in certain of our markets, and to increase the variety of our receivers. We are moving into more cities in India and we are gaining strength in other countries where subscribers can be added at little incremental cost. We started the year well with the FCC’s approval of our license application for our Afristar-2 satellite, which when launched, will enable us to broaden our offerings in Europe and the Middle East.”

Revenue Continues to Accelerate

For the fourth quarter of 2005, WorldSpace reported quarterly revenues of approximately $4.4 million, representing 95% increase compared with revenues of approximately $2.3 million for the fourth quarter of 2004. Subscription revenue increased approximately 160% to approximately $1.1 million for the fourth quarter of 2005 compared with subscription revenue of approximately $0.4 million for the fourth quarter of 2004. On an annual basis, total revenues for 2005 were $11.7 million in 2005, a 36% increase over 2004 total revenues of $8.6 million. Subscription revenue in 2005 was $3.7 million, a 255% increase over $1.0 million in 2004.

Net Loss Narrows

WorldSpace recorded a net loss for the fourth quarter 2005 of $33.2 million, or $0.90 per share, compared with a net loss of $418.2 million, or $71.45 per share for the fourth quarter of 2004, a period that included stock compensation expenses and other costs associated with an inter-company consolidation and subsequent debt restructuring. WorldSpace had an EBITDA (earnings before interest income, interest expense, income taxes, depreciation and amortization) loss of $44.9 million for the fourth quarter of 2005, compared with an EBITDA loss of $101.0 million for the fourth quarter of 2004.

For the full year 2005, the Company’s net loss was $79.9 million, or $2.77 per share, compared to a net loss of $577.4 million, or $99.00 per share in 2004. The EBITDA loss in 2005 was $84.6 million, compared to an EBITDA loss of $130.1 million in 2004.

CPGA Declines

Cost per Gross Addition (CPGA) during the fourth quarter of 2005 was $172 compared with $407 in the third quarter of 2005. CPGA in India declined from $508 in the third quarter 2005 to $154 in the fourth quarter. WorldSpace’s Subscriber Acquisition Cost (SAC) for the fourth quarter of 2005 was $43 per subscriber, while the India SAC for the three-month period was $43 per subscriber; for the third quarter of 2005, these amounts were $27 for global SAC and $38 for India SAC, respectively. In the fourth quarter of 2005, WorldSpace spent approximately $9.6 million on sales, marketing and subscriber acquisition expenses globally, including $8.0 million in India compared with $4.9 million and $4.1 million respectively in the third quarter of 2005.

Conference Call

WorldSpace plans to hold a conference call to discuss these results on Thursday, March 16, 2006, at 4:30 pm. The call will also be available as a webcast, which can be accessed via the Company’s website, www.worldspace.com, by following the links to investor relations and webcasts. To participate in the call, please dial 1-800-291-9234, using passcode 81004246; internationally, the call may be accessed by dialing 1-617-614-3923 using the same passcode. The call will be available as an archived webcast beginning approximately one hour after completion in the investor relations section of the Company’s website.

Non GAAP Reconciliation

Earnings before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. The Company believes EBITDA is often a useful measure of a Company’s operating performance and is a significant basis used by the Company’s management to measure the operating performance of the Company’s business because EBITDA excludes charges for depreciation, amortization and interest expense that have resulted from our debt financings, as well as our provision for income tax expense. Accordingly, the Company believes that EBITDA provides helpful information about the operating performance of its business, apart from the expenses associated with its physical assets or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in the Company’s industry, although the Company’s measure of EBITDA may not be identical to similarly titled measures of other companies. EBITDA does not purport to represent operating income or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as alternatives to those measurements as an indicator of our performance. A reconciliation of net loss to EBITDA has been provided in this release.

About WorldSpace, Inc.

WorldSpace, Inc. (Nasdaq: WRSP) is the world’s only global media and entertainment company positioned to offer a satellite radio experience to consumers in more than 130 countries with five billion people, driving 300 million cars. WorldSpace delivers the latest tunes, trends and information from around the world and around the corner. WorldSpace subscribers benefit from a unique combination of local programming, original WorldSpace content and content from leading brands around the globe including the BBC, CNN, Virgin Radio, NDTV and RFI. WorldSpace’s

satellites cover two-thirds of the globe with six beams. Each beam is capable of delivering up to 80 channels of high quality digital audio and multimedia programming directly to WorldSpace Satellite Radios anytime and virtually anywhere in its coverage area. WorldSpace is a pioneer of satellite-based digital radio services (DARS) and was instrumental in the development of the technology infrastructure used today by XM Satellite Radio.

Forward-looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

# # #

FINANCIAL TABLES FOLLOW

RESULTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
	(unaudited, in thousands)
STATEMENT OF OPERATIONS DATA:
REVENUE:
Subscription revenue	$1,136	$439	$3,690	$1,038

Equipment revenue	1,176	581	2,822	2,091

Other revenue	2,113	1,252	5,148	5,452

Total revenue	4,425	2,272	11,660	8,581

OPERATING EXPENSES:
Satellite and transmission, programming and other	6,163	2,926	18,061	12,292
Cost of equipment	4,703	960	6,725	2,385
Research and development	1,040	—	1,040	—
Selling, general and administrative	22,830	11,026	62,002	32,765
Stock-based compensation	14,915	87,824	25,161	90,323
Depreciation and amortization	17,500	16,161	61,636	61,183

Total operating expenses	67,151	118,897	174,625	198,948

Loss from Operations	(62,726)	(116,625)	(162,965)	(190,367)

OTHER INCOME (EXPENSE):
Gain on extinguishment of debt	—	—	14,130	—

Interest income	2,949	108	6,596	431

Interest expense	(2,386)	(33,913)	(9,884)	(119,302)

Other	288	(463)	2,600	(877)

Loss before income taxes	(61,875)	(150,893)	(149,523)	(310,115)

Income tax benefit (provision)	28,699	(267,272)	69,660	(267,272)

Net loss	(33,176)	(418,165)	(79,863)	(577,387)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
	(unaudited)
PER SHARE DATA – basic and diluted:
Net loss per share	$(0.90)	$(71.45)	$(2.77)	$(99.00)

Weighted average shares outstanding	36,721,947	5,832,612	28,828,958	5,832,612

NET SUBSCRIBER ADDITIONS	40,235	15,545	81,036	29,287

India	38,904	2,959	66,239	8,335

Rest of World (ROW)	1,331	12,586	14,797	20,952

TOTAL EOP SUBSCRIBERS	115,306	34,270	115,306	34,270

India	74,574	8,335	74,574	8,335

ROW	40,732	25,935	40,732	25,935

ARPU [1]	$4.15	$5.70	$4.66	$6.27
India	3.35	2.11	2.76	1.95
ROW	5.11	6.77	6.14	6.82

SAC [2]	$43	$0	$30	$1
India	43	16	36	18
ROW	39	0	5	0

CPGA [3]	$172	$18	$173	$66
India	154	66	188	123
ROW	432	10	121	50

SELECTED BALANCE SHEET DATA:

	December 31,
	2005	2004
	(in thousands)
Cash and cash equivalents	$36,925	$154,362
Restricted cash and marketable securities	243,636	1,775
Satellites and related systems, net	397,463	459,426
Total assets	724,487	649,087
Total debt (including current portion)	155,000	155,000
Contingent royalty obligation	1,814,175	1,814,175
Total liabilities	2,216,940	2,338,493
Total stockholders’ equity	(1,492,453)	(1,689,406)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
	(unaudited)
	(in thousands)
EBITDA[4] reconciliation:
Net loss	$(33,176)	$(418,165)	$(79,863)	$(577,387)
Less: Interest income	(2,949)	(108)	(6,596)	(431)

Plus: Interest expense	2,386	33,913	9,884	119,302
Less: Income tax (benefit) provision	(28,699)	267,272	(69,660)	262,272
Plus: Depreciation and amortization	17,500	16,161	61,636	61,183

EBITDA	$(44,938)	(100,927)	$(84,599)	$(130,061)

Notes:

1	Average Revenue per User (ARPU) is derived from the total of monthly earned subscription revenue (net of promotion and rebates) divided by the monthly average number of subscribers for the period reported. ARPU is a measure of operational performance and not a measure of financial performance under generally accepted accounting principles.
2	Subscriber Acquisition Cost (SAC) includes the negative margins from equipment sales to end customers, but does not include ongoing loyalty payments to retailers and distribution partners, and payments under revenue sharing arrangements to content providers.
3	Cost per Gross Addition (CPGA) includes amounts in SAC described above, as well as advertising, media and other discretionary marketing expenses, but does not include headcount related to sales and marketing staff.
4	“EBITDA” refers to net loss before interest income, interest expense, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by WorldSpace’s management to measure the operating performance of the business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles and should not be considered as an alternative to those measurements as an indicator of our performance.